SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 31, 2005

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 31, 2005, Dynegy Inc. (“Dynegy” or the “Company”) completed the purchase from Exelon Corporation (“Exelon”) (NYSE: EXC) of all of the outstanding capital stock of ExRes SHC, Inc. (“ExRes SHC”), the parent company of Sithe Energies, Inc. (“Sithe Energies”) and Sithe/Independence Power Partners, L.P. (“Sithe Independence”). The financial terms of the acquisition, which were determined by arms length negotiations between the Company and Exelon, included the payment by Dynegy of $135 million in cash and the consolidation by Dynegy of $919 million in face value project debt. The principal and interest payments related to the consolidated debt will be substantially funded through 2014 by the proceeds from the long-term capacity sales contract with Con Edison.

Through this acquisition, Dynegy has acquired the 1,042-megawatt combined-cycle Independence power generation facility located near Scriba, NY, four natural gas-fired merchant facilities in New York and four hydroelectric generation facilities in Pennsylvania. In addition, Sithe Independence holds a 750-megawatt firm capacity sales agreement with Con Edison, a subsidiary of Consolidated Edison, Inc., which runs through 2014 and provides annual cash receipts of approximately $100 million.

Sithe Independence also holds power tolling, financial swap and related contracts with other Dynegy subsidiaries which expire in 2014. As a result of the acquisition, these power tolling and financial swap contracts have become intercompany agreements and their financial statement impact will be substantially eliminated. Under the terms of its indebtedness, however, Sithe Independence has limitations on its ability to distribute cash to Dynegy.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully discussed in Item 2.01 above, on January 31, 2005, Dynegy acquired all of the outstanding capital stock of ExRes SHC, the parent company of Sithe Energies and Sithe Independence.

Project Debt

The financial terms of the acquisition included the payment by Dynegy of $135 million in cash and the consolidation by Dynegy of $919 million in face value project debt. The $919 million face value project debt outstanding as of January 31, 2005 is comprised of $500 million in senior secured debt (the “Senior Debt”) issued by Sithe Independence Funding Corporation, a wholly owned subsidiary of Sithe Independence, and a $419 million secured subordinated loan (the “Subordinated Debt”) payable by Sithe Independence.

As of January 31, 2005, the Senior Debt is comprised of $91 million in aggregate principal amount of Series A secured bonds due 2007 (the “Series A Bonds”) accruing interest at an annual rate of 8.5% and $409 million in aggregate principal amount of Series B secured bonds due 2013 (the “Series B Bonds”) accruing interest at an annual rate of 9.0%. The Senior Debt and Subordinated Debt are non-recourse to Dynegy, but are secured by substantially all of the assets of Sithe Independence, including the power tolling and financial swap contracts described in Item 2.01 above.

The terms of the indenture governing the Senior Debt, among other things, prohibit cash distributions to partners of Sithe Independence unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met. The terms of this indenture also include other customary covenants and restrictions, such as prohibitions on disposition of assets, prohibitions on fundamental changes, reporting requirements and maintenance of insurance.

Interest accrues on the Subordinated Debt at an annual rate of 7.0% and is payable semi-annually from cash distributable to the Sithe Independence partners under the indenture governing the Senior Debt. To the extent cash is not available for distribution, past due interest payments accrue interest at an annual rate of 7.0%. As of January 31, 2005, past due interest on the Subordinated Debt totaled $24 million. Principal under the Subordinated Debt is payable in 40 semi-annual installments commencing June 1, 2015. The Subordinated Debt is subordinated to the Senior Debt and certain other obligations of Sithe Independence.

Operating Leases and Tracking Accounts

Through the acquisition of ExRes SHC, Dynegy has acquired four hydroelectric generation facilities in Pennsylvania. These facilities (the “Projects”) are subject to certain off-balance sheet commitments arising under operating leases for equipment and project tracking accounts related to the sale of power from the Projects.

As of December 31, 2004, the equipment leases have remaining terms from two to sixteen years and involve a maximum aggregate obligation of $137 million over the terms of the leases. Each of the Projects is party to a long-term power purchase agreement with a local utility. Under the terms of each of these agreements, a project tracking account (each, a “Tracking Account”) was established to quantify the difference between (i) the Project’s fixed price revenues under the power purchase agreement and (ii) the respective utility’s Public Utility Commission approved avoided costs associated with those power purchases plus accumulated interest on the balance. Each power purchase agreement calls for the Project to return to the utility the balance in the Tracking Account before the end of the Project’s life through decreased pricing under the respective power purchase agreement. Two of the four Projects are currently in the Tracking Account repayment period of the contract, whereby balances are repaid through decreased pricing. This pricing cannot be decreased below a level sufficient to allow the Projects to recover their operating costs. The remaining two Projects are anticipated to begin reducing the Tracking Accounts in 2006. The aggregate balance of the Tracking Accounts as of December 31, 2004 was approximately $276 million, and the obligations with respect to each Tracking Account are secured by the assets of the respective Project. The decreased pricing necessary to reduce the Tracking Accounts will make the continued sale of electricity from the Projects uneconomical.

The obligations of the four Projects described in the preceding paragraph are non-recourse to Dynegy, ExRes SHC, Sithe Energies and Sithe Independence. Under the terms of the stock purchase agreement with Exelon, each of Dynegy, ExRes SHC, Sithe Energies and Sithe Independence is indemnified for any net cash outflow arising from ownership of the Projects. The Projects will not be consolidated by Dynegy for GAAP financial reporting purposes under the provisions of FASB Interpretation No. 46R.

Sithe Energies is party to an operating lease for its New York City office space. This lease, which terminates in 2011, requires maximum aggregate payments of $37 million, which is partially offset by $21 million in future sublease rentals. Effective January 31, 2005, Dynegy has become a cotenant under the lease and is evaluating alternatives to reduce its obligations under this lease including assignment, sublease or termination.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the above acquisition is being furnished pursuant to Regulation FD as Exhibit 99.1 to this Current Report on Form 8-K. The information in the press release shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release shall not be deemed to be incorporated by reference into Dynegy’s filings under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing. In addition, this Current Report on Form 8-K and the press release contain statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in the press release.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not Applicable.

(c)	Exhibits:

Exhibit No.	Document
99.1	Press Release dated February 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: February 4, 2005	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release dated February 1, 2005.